Filed under Rule 433
File No. 333-158779-01

Final Term Sheet

August 22, 2011

Issuer:	Arizona Public Service Company
Security:	$300,000,000 5.05% Notes due 2041
Maturity:	September 1, 2041
Interest rate:	5.05%
Yield to maturity:	5.094%
Spread:	+170 basis points
Benchmark treasury security:	4.375% due May 15, 2041
Benchmark treasury yield:	3.394%
Optional redemption:	Make-whole call at any time prior to March 1, 2041 at Treasury rate plus 25 basis points and, thereafter, at par
Interest payment dates:	March 1 and September 1
First interest payment date:	March 1, 2012
Public offering price:	99.326% per note
Trade date:	August 22, 2011
Settlement date:	August 25, 2011 (T+3)
Expected Ratings:	Baa2 / BBB / BBB (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Joint Book-Running Managers:	Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
UBS Securities LLC
Wells Fargo Securities, LLC
Co-Managers:	Samuel A. Ramirez & Company, Inc.
SL Hare Capital, Inc.
The Williams Capital Group, L.P.
CUSIP/ISIN:	040555CM4 / US040555CM49

Arizona Public Service Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Arizona Public Service Company has filed with the SEC for more complete information about Arizona Public Service Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Arizona Public Service Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at (800) 503-4611, J.P. Morgan Securities LLC collect at (212) 834-4533, UBS Securities LLC toll-free at (877) 827-6444, ext. 561-3884 or Wells Fargo Securities, LLC toll-free at (800) 326-5897.

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